                       SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549-1004


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                  July 3, 2001
                ------------------------------------------------
                Date of report (Date of earliest event reported)



                          HONEYWELL INTERNATIONAL INC.
             ------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


            Delaware                        1-8974                       22-2640650
            (State of               (Commission File No.)               (IRS Employer
         Incorporation)                                               Identification No.)


                                101 Columbia Road
                                  P.O. Box 4000
                        Morristown, New Jersey 07962-2497
                            Telephone: (973) 455-2000
          ------------------------------------------------------------
                    (Address of Principal Executive Offices)

Item 5. Other Events.

         On July 3, 2001, the European Commission issued its decision prohibiting the proposed merger of Honeywell International Inc. and General Electric Company.

         Honeywell International Inc. issued the following press release on July 3, 2001:

   Honeywell's Chairman And CEO Michael R. Bonsignore To Retire Following 31
                                Years Of Service

            Honeywell's Board Of Directors Names Lawrence A. Bossidy
                      Chairman And Chief Executive Officer

     New CEO To Focus On Re-Energizing Honeywell's People And Portfolio, Re-
                    Establishing Consistent Earnings Growth

     Honeywell Expects 2001 Second-Quarter Revenue To Be $6 Billion, Ongoing
       EPS To Range From $0.53 To $0.55, Free-Cash-Flow To Range From $175
                             Million To $200 Million

  Forecasts Full-Year 2001 Revenue To Range From $24 Billion To $24.5 Billion,
       EPS To Range From $2.15 To $2.30, Free-Cash-Flow To Range From $900
                             Million To $1 Billion

         MORRIS TOWNSHIP, New Jersey, July 3, 2001 - The Board of Directors of Honeywell [NYSE: HON] said today that Michael R. Bonsignore has announced his intention to retire from the company, effective immediately. In making the announcement, the Board expressed its appreciation to Bonsignore for his more than 31 years of service with Honeywell.

         Speaking for the Board, Robert P. Luciano, said, "The Board would especially like to thank Mike for his leadership and contributions during the AlliedSignal/Honeywell merger through its proposed merger with GE. We wish him and his family all the best as he enters an exciting new stage of his life."

         The Board also announced that it has named Lawrence A. Bossidy as Honeywell's Chairman of the Board and Chief Executive Officer. Bossidy, 66, served as Chairman and CEO of AlliedSignal from 1991 to 1999, when he became






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

Chairman of Honeywell following the merger of the two companies. He retired from the company in April 2000. With Bossidy's return, the Board expects that Honeywell will implement a strategy to enhance shareowner value as an independent company.

         Bossidy is credited with transforming AlliedSignal into one of the world's most admired companies, whose success was largely shaped by an intense focus on growth and Six Sigma-driven productivity.

         "There is tremendous value in Honeywell, from its 120,000 dedicated employees to its world-class technology and products," Bossidy said. "In addition to continuing to improve our cost structure, we will deal decisively with the prevailing business issues.

         "We will move quickly and aggressively to improve our performance, further strengthen our management team and rebuild the confidence of our shareowners, customers and employees," Bossidy continued. "We will reenergize and refocus our employees and, with their hard work, Honeywell will create greater shareowner value and resume our journey to become a premier global company."

         The company expects second-quarter revenue to be $6 billion, with second-quarter ongoing earnings per share (EPS) expected to range from $0.53 to $0.55. The EPS estimate excludes a charge expected to range from $575 million to $625 million (pre-tax) related primarily to repositioning, customer settlements, asset impairments, merger-related expenses, legal and environmental costs. Second-quarter free-cash-flow is expected to range from $175 million to $200 million.

         The company is forecasting full-year 2001 revenue to range from $24 billion to $24.5 billion, with on-going earnings per share to range from $2.15 to $2.30. Full-year free-cash-flow is expected to range from $900 million to $1 billion.

         "It is time to leave behind the distractions of the past several months and to immediately implement a laser-sharp focus on consistently meeting our financial commitments and our customers' needs," Bossidy said.

         Honeywell is a US$25-billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; power generation systems; specialty chemicals; fibers; plastics; and electronic and advanced materials. Honeywell employs approximately 120,000 people in 95 countries and is traded on the New York Stock Exchange under the symbol HON, as well as on the





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

London, Chicago and Pacific stock exchanges. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor's 500 Index. Additional information on the company is available on the Internet at www.honeywell.com.

 This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts as further described in our filings under the Securities Exchange Act.

                                   Signatures

           Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 5, 2001


                                         HONEYWELL INTERNATIONAL INC.


                                         By:         /s/ Victor P. Patrick
                                            -----------------------------------
                                            Name: Victor P. Patrick
                                            Title: Vice President and Secretary





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